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                                                                    EXHIBIT 14.1

                     MOLECULAR INSIGHT PHARMACEUTICALS, INC.

                       CODE OF CONDUCT AND BUSINESS ETHICS

                          ADOPTED ON NOVEMBER 16, 2005

      This Code of Conduct and Business Ethics ("the Code") has been approved by the Board of Directors of Molecular Insight Pharmaceuticals, Inc. to provide guidance for all of its officers, employees, consultants and directors. All officers, employees, consultants and directors (each an "associate") should read it with care and ask for guidance with respect to any questions it raises.

                                  INTRODUCTION

      The purpose of the Code is to assist our employees, officers, directors, consultants and agents (each an "associate") in maintaining the high ethical standards of the Company in all of its business dealings. It will help guide you in making decisions that conform to the ethical and legal standards expected of you. It will also help ensure the Company's compliance with the laws that regulate its business. The Code cannot cover every situation and fact and it is the responsibility of each associate to ask questions, seek guidance and express concerns regarding compliance with the Code. Conduct contrary to the Code will result in an investigation and possible disciplinary action up to and including discharge.

      This Code is not an employment contract and the Company has not created any contractual or other rights of continued employment by issuing this Code. The policies in this Code are in addition to other policies that the Company may adopt from time to time. The Code may be revised from time to time as the Company deems appropriate. All references in the Code to "associate" or "associates" includes all officers, employees, board members, consultants and independent contractors of the Company, unless the context indicates otherwise. The term "Company" includes Molecular Insight Pharmaceuticals, Inc. and its subsidiaries, affiliated entities and divisions.

1.       QUESTIONS ABOUT THE CODE

      After you have read the Code, you may have questions about its contents, the applicability of these standards to situations you may face, or what to do when a conflict of interest arises. Use the Company's "Four-Step Compliance Communication Process" (which is explained in the next section of this Code) to resolve these kinds of questions.

      The Company's Chief Operating Officer has the right and duty to investigate any alleged noncompliance with the Code.

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2.       ACKNOWLEDGMENT FORM

      One part of the Code is a Compliance and Disclosure Form, which requires your signature acknowledging that you have read and understand the Code. It also provides space for you to disclose conflicts of interest, including outside business affiliations, as discussed in the section "Conflicts of Interest." You should complete the form promptly and return it to the Company's Chief Operating Officer. Also, you must submit a new form any time a change occurs with respect to a potential conflict of interest or outside business affiliation.

3.       THE FOUR STEP COMPLIANCE COMMUNICATION PROCESS

      The Company's "Four-Step Compliance Communication Process" is your guide to handling compliance issues. If you have a compliance concern or simply want guidance regarding a compliance issue, you should use the Four-Step Process. You should also use the Four-Step Process to report suspected violations of federal or state laws, rules, or regulations, as well as to report suspected violations of this Code of Conduct.

      Most questions or issues can be handled in consultation with your supervisor. Thus, the Four-Step Process has been designed to give those closest to the associate the opportunity to address matters as they arise. The process then allows for matters to be advanced, as appropriate.

      - First, talk to your supervisor. He or she will be familiar with the laws, regulations and policies that relate to your work and will be able to handle most matters.

      - Second, if you are not comfortable talking with your supervisor (for example, if you are questioning your supervisor's conduct), talk to your supervisor's supervisor.

      - Third, if you feel the matter cannot be handled by the first and second steps, contact the Company's Chief Operating Officer.

      - Fourth, if none of the above steps resolves your questions or concerns, or if you prefer, call the toll-free Compliance Hotline at
            (800) 270-0082. All calls are confidential and you may call anonymously if you choose.

4.       WHEN SHOULD I CALL THE HOTLINE?

      You should call the Compliance Hotline anytime you are aware of an actual or potential violation of the Code and you feel that you cannot go to your supervisor or to the other personnel designated in the Four-Step Compliance Communication Process.

5.       WHEN SHOULD I NOT CALL THE HOTLINE?

      If you have questions about employment policies or procedures, talk to your supervisor. For questions about medical, dental, or disability plans or claims call your provider. If you have

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any other questions relating to policies, procedures or benefits, you should contact the Company's human resources department.

                                ASSOCIATE CONDUCT

      We believe that our associates work best in an atmosphere of fairness, cooperation and equal opportunity where each associate is treated with respect. To promote this atmosphere, the Company and all of its associates will comply fully with these guidelines and all employment laws. While it is difficult to develop clear, practical rules and policies to cover every conceivable situation, included here are minimum standards for Company associates.

      The Company expects all associates to maintain certain common sense standards of good conduct in order to ensure the safety and welfare of associates and to maintain a cooperative, efficient, positive, harmonious and productive work environment. Theses standards apply whether working on Company premises, at offsite locations where Company business is being conducted, at Company sponsored business and social events, or at any other place where you are a representative of the Company. Associates who engage in misconduct or whose performance is not satisfactory may be subject to disciplinary action, including termination.

1.       EQUAL EMPLOYMENT OPPORTUNITY

      The Company is an equal opportunity employer. Our policy is to provide each job applicant and associate with equal opportunities for employment, training, promotion, benefits and all other personnel actions without regard to any protected category or class (i.e., without regard to race, color, creed, religion, gender, marital status, sexual orientation, national origin, age, veteran status, disability or any other protected category or class). The Company strives to employ individuals in positions that best suit their abilities, interests and skills, as well as the Company's needs.

2.       COMPLIANCE WITH LAWS, CRIMINAL CONDUCT

      Obeying the law, both in letter and in spirit, is both expected and required of all associates. All associates must comply with all laws, rules and regulations applicable to the Company's business. Although you may not know the details of all laws, it is important to know enough to determine when to seek advice from supervisors or other personnel in the Company. Much of this Code addresses those situations.

      Moreover, the Company does not permit or condone criminal activity with respect to any aspect of its business. Any associate who becomes aware of suspected criminal activity is required to report the activity using the "Four-Step Compliance Communication Process" and any associate found to have engaged in criminal conduct will be subject to disciplinary action up to and including termination. The Company will refer all instances of suspected criminal conduct to the appropriate governmental authorities for possible criminal prosecution.

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3.       WORKPLACE SAFETY & SECURITY

      It is the Company's policy to establish and maintain a safe, secure and healthy workplace free of recognized hazards, actual or threatened violence against co-workers, visitors, or any other persons who are either on our premises or have contact with our associates in the course of duties. It is also the Company's policy that every associate understand the importance of workplace safety and security. Every associate is responsible for helping to ensure the safety of the Company workplace through personal action and through reporting any unsafe condition.

4.       UNLAWFUL HARASSMENT

      Conduct at work and at Company-sponsored and related functions (including activities that are an extension of such functions) must be professional at all times. There must be:

      - No derogatory references made to or about any person, especially references relating to gender, religion, race or any other protected class.

      - No unwanted or otherwise inappropriate physical conduct (such as suggestive gestures, uninvited touching or sexual advances).

      - No sexually explicit, vulgar, crude or offensive language, jokes, photographs or other materials.

      - No other conduct that creates an un-professional, intimidating and/or hostile environment or the impression of such an environment.

      In addition to the minimum standards referred to above, at Company-sponsored events there must also be:

      - No function (such as a sporting event, golf outing or fishing trip) that excludes a person's participation based on any protected category or class.

      - No activity that tends to demean any person based on any protected category or class. (Example: Hiring strippers, exotic dancers or singing telegrams to appear at meetings.)

      - No practice or custom that tends to lead to uncomfortable situations or improper behavior. (Example: Engaging a dance band at a function where spouses are not in attendance.)

      - No pressure on anyone to engage in the consumption of alcoholic beverages or participation in gambling activities.

      There must be no retaliation of any kind against anyone alleging or complaining of harassment, conflicts of interest, hostility or unlawful discrimination, and assurances of "no retaliation" should be given to those who have so complained. All of the above-stated standards

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for behavior are in addition to any other established Company policies dealing with the avoidance of sexual harassment, other unlawful harassment and discrimination. Violation of these Company standards and policies, or the filing of a false claim of violation of these standards and policies, may result in disciplinary action up to and including termination. These standards are not intended to regulate personal morality, but rather to ensure that the work environment is free of harassment, conflicts of interest, hostility and unlawful discrimination.

5.       SUBSTANCE ABUSE

      Any associate found using, selling or in possession of illegal drugs on Company premises will be subject to disciplinary action (which could include termination of employment). Similarly, the sale or unauthorized use of alcohol or controlled substances on Company premises is prohibited. Being impaired by alcohol or drugs while performing Company business is unacceptable and likely to lead to disciplinary action (which could include termination).

6.       ENVIRONMENTAL LAWS

      The Company is committed to doing business in an environmentally responsible manner. This includes complying with laws involving environmental quality and related health and safety issues. Each associate is expected to conduct the Company's business in an environmentally responsible manner and not to engage in any activity that violates environmental laws or regulations. Associates should report unsafe working conditions, use resources efficiently, recycle as appropriate, handle any hazardous materials properly, and handle and dispose of all materials and waste in accordance with applicable laws and Company policies. If you have any questions about environmental laws, rules or regulations, contact the Company's Chief Operating Officer.

7.       CONFLICTS OF INTEREST

      Associates must avoid any situation involving a conflict between their personal interests (including those of close family members) and the interests of the Company. Associates should not contract with close family members or incur any financial or personal obligation that might affect, or appear to affect, their judgment in dealing with other associates or with outside firms or individuals. Each associate should review his or her own activities and those of any close family member so that the proper disclosures can be made.

      Please note that a "close family member" includes a spouse, domestic partner, parent, sibling, child, in-law and "step"-relative equivalents.

         Potential Conflicts:       Business Interests

      The following are examples of conflicts between personal interests and the interests of the Company:

      - Deriving personal gain from any purchase or business decision in which the associate participated on behalf of the Company.

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      -     Speculating or dealing in equipment, supplies, materials or property purchased by the Company; or speculating or dealing in products or services sold by the Company.

      - Borrowing money from suppliers, customers, residents, individuals or companies with whom the Company does business.

      - Acquiring any real-property interest in which it is known that the Company also has or may acquire an interest.

      -     Having a business or financial interest in any organization which:

            - Sells, rents or leases any goods, services or real property to the Company,

            - Buys, rents, or leases any goods, services or real property from the Company, or

            -     Is in competition with the Company.

      Having "a business or financial interest" in an organization means the individual is involved as:

      -     an owner, consultant, employee, or

      - a stockholder having a one-percent (1%) or greater interest in a publicly traded company, or

      - the holder of any interest in a privately held company, partnership, brokerage, or joint venture (including as a creditor, guarantor or director), or

      - serving as an employee of or paid consultant to another organization in areas similar to those in which the associate provides services to the Company.

      Each full-time employee ordinarily is expected to serve the Company's interests on a full-time basis. Permission to provide similar services to others should be obtained from the employee's supervisor and must be approved by the Company's Chief Operating Officer. Positions with educational, charitable and other nonprofit entities need not be disclosed unless the Company has been asked in the last two years, or will be asked in the future, to contribute to such entity.

      Employment of Relatives

      Associates are prohibited from employing or placing close family members inside the Company in positions that create a conflict of interests. Prohibited relationships are those in which:

      - The associate has direct supervisory authority over the family member.

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      -     The associate has bookkeeping or payroll responsibility over the family member.

      - The associate may significantly influence the pay, benefits, career progression or performance of the family member.

      Dating Relationships

      No associate may have a dating relationship with another associate in a reporting or supervisory chain, or whose terms or conditions of employment may be influenced by the relationship. If a situation occurs that could be perceived as a violation of this standard, the associates must disclose the relationship to management. The Company will then make reasonable efforts to reassign or transfer one of the associates involved to avoid any actual or perceived conflict of interest. If no suitable accommodation can be arranged, it may be necessary for one associate to leave the Company. The associates will be permitted to determine which of them will resign. If one of the two associates does not resign, management will decide which of the associates will leave.

      Determination and Disclosure of Conflicts

      Determining whether you have a conflict of interest and, if so, what to do about it may be difficult. If you have questions, you should discuss them with your supervisor so that together you can deal properly with the situation.

      The Compliance and Disclosure Form included in this Code is provided for the purpose of documenting potential or actual conflicts of interest. Any associate who does not disclose a conflict of interest - including a family member's employment situation - on the Compliance and Disclosure Form is subject to disciplinary action up to and including termination.

      Supervisors must refer each potential conflict of interest situation to the Chief Operating Officer, who will determine whether it poses a potential for harm to the Company's business interests or creates an appearance of improper influence:

      - If either problem exists, the Chief Operating Officer and associate must agree on a course of action to remove the conflict situation as soon as possible.

      - If no problem exists, the Chief Operating Officer will approve the situation in writing, with a copy placed in the associate's personnel file.

      In either case, the Chief Operating Officer will document the particular facts disclosed to him or her and the basis for his or her decision in each case. If the correct course of action is not clear, the Chief Operating Officer will contact the Company's legal advisors to obtain resolution of the matter.

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                             BUSINESS RELATIONSHIPS

1.       GIFTS, HOSPITALITY AND OTHER BENEFITS

      Associates may not accept gifts from anyone with whom the Company does or proposes to do business, except for gifts of nominal value as described below. Similarly, associates may not offer or give anything of value to anyone with whom the Company does or proposes to do business. It is important that associates avoid any situation in which it might appear that improper influence affected a Company policy or decision.

      Gifts of Nominal Value

      Courtesy gifts of nominal value - including reasonable paid meals ancillary to business meetings for the Company and unsolicited promotional items such as pens and calendars that are not intended to invite any form of reciprocation - are permissible as long as public scrutiny of the gift would not cause the Company embarrassment or the gift could not be construed as a bribe. Unacceptable gifts include cash, goods or services for personal use, reduced prices, work performed gratuitously and loans of money, material or equipment on a preferential basis. If any associate feels an exception to this policy is justified, he or she must seek advance approval from the Company's Chief Operating Officer.

      Travel and Entertainment Expenses

      The Company pays travel and entertainment expenses in accordance with the its separate travel policy. Acceptance of an occasional business meal or entertainment of nominal value from someone with whom the Company does business is permissible if it is required as a courtesy in the normal course of business relations, and if the associate is able to reciprocate. Stipends and travel expenses paid to an associate by an outside source for work done on the Company's behalf must be reported to the associate's supervisor and either declined or remitted in full back to the outside source.

2.       BRIBES AND KICKBACKS

      The Company neither practices nor condones bribery and associates must never, directly or indirectly, give to, or receive from, any customer or supplier any bribe, kickback, item of material value or other unusual payment. Federal and state laws specifically make it a crime for anyone to offer or accept a bribe, kickback or other thing of value for referring business.

      All business dealings on behalf of the Company must be the result of usual and proper business considerations. Business dealings must never be the result of undue influence exerted by, or special favors bestowed by, any customer or supplier. It is forbidden to solicit from customer or supplier any monies, contributions or program sponsorships, or other property or favors. No services or supplies may be accepted for free or purchased at less than fair market value as an inducement to obtain contracts for any other services. If any gift or payment cannot

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withstand public scrutiny under these rules, it should not be made, accepted or solicited on the Company's behalf.

                         INFORMATION AND COMPANY ASSETS

1.       INTELLECTUAL PROPERTY

      All associates are responsible for the proper handling of all of the Company's intellectual property that may come under their control. This can include logos, trademarks, patents, inventions, designs, service marks and copyrights. It is the Company's policy to enforce its rights in its intellectual property, such as patentable inventions, where it deems it appropriate and to use prescribed notices of its intellectual such rights, such as trademarks and service marks, on its products and in related promotional or marketing materials. Associates should report to their supervisor any infringement of the Company's intellectual property rights which comes to the associate's attention.

      Associates are expected to contribute to the research and development of new technologies, products and services. Associates are further expected to document all discoveries and ideas and to promptly report such discoveries and ideas to designated persons in the Company. To the full extent permitted by law, associates are required to assign to the Company all of their interest in any invention, discovery, idea or patent which is developed in connection with their employment by the Company. These inventions, discoveries, ideas and the like belong to, and are the property of, the Company.

2.       CONFIDENTIAL INFORMATION

      During the course of employment with the Company, an associate may learn certain non-public information. Information concerning the Company's research and development activities, trade secrets, and management and business operations that is generally not known to the public or our competitors should be kept confidential and associates should endeavor to maintain the secrecy of such information. Examples of confidential information are:

      -     The Company's strategic business plans.

      -     Future or pending sales, acquisitions and mergers.

      - Results of any clinical studies or information related to research and development of Company products.

      -     Financial results prior to public disclosure.

      -     Pricing and marketing information.

      -     Customer and supplier lists.

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      -     Associates' personal information.

      - Data developed or purchased by the Company or entrusted to us by customers or suppliers if identified as confidential.

      Guidelines for Protecting Confidential Information

      It is important that we diligently protect the confidentiality of our information. The following guidelines have been developed for this purpose:

      - Confidential information should be shared only with those inside the Company whose jobs require them to have access to the information or when the law requires or protects the release of such information.

      - Associates should not disclose sensitive or non-public information to people outside the Company or discuss it in public places.

      - When information is disclosed to individuals having a business relationship with the Company that requires such disclosure, it should be done with the understanding that the information will be kept in confidence, and only the minimum amount of information necessary to accomplish the function should be disclosed.

      - Documents containing sensitive information - including information stored on computer systems - should be handled carefully during working hours and must be properly secured at the end of the day.

      - Discussions between the Company and its lawyers are usually privileged and should be kept confidential. Any disclosure of those discussions to a third party may result in a waiver of the attorney-client privilege and possible harm to the Company's interests.

      Original copies of scientific records should never leave the Company's premises unless authorized by the Chief Scientific Officer of the Company. Under no circumstances should associates take originals or photocopies of scientific records from the facility without the approval of the Company's Chief Scientific Officer.

2.       GOVERNMENTAL REQUESTS FOR INFORMATION

      It is the Company's policy to cooperate with any reasonable request of federal, state and local authorities seeking information concerning Company operations. At the same time, the Company is entitled to the safeguards provided by law, including representation of legal counsel from the first contact. The Company may be asked for information that is protected by privacy laws and may be obliged to ensure privacy in responding to such requests.

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      Responding to Governmental Inquiries

      If a representative of a governmental agency requests an interview with Company personnel or seeks data, copies of documents or access to files, he or she should be told that the Company intends to cooperate but that the matter must first be discussed with the Company's lawyers. All such requests, written or oral, must be reported to the Company's Chief Operating Officer immediately so that he or she may consult with the Company's legal advisors and respond appropriately.

      Responding to Other Requests for Information

      Requests for information from other parties should be reviewed with your supervisor prior to response.

3.       INFORMATION SECURITY

      Information contained in the Company's computer systems, as well as information contained in the Company's manual information systems, is confidential and proprietary. Information security refers to safeguarding this confidential information from damage, loss, unauthorized access, or unauthorized modification.

      Computer System Security

      Associates utilizing the Company's computer systems should comply with the following:

      - Each associate must keep his or her computer access password(s) confidential.

      - Only Company-provided software may be installed on Company computers.

      - Software must not be removed from the Company's computers (e.g., removal of anti-virus software creates a security vulnerability).

      - Computers should be "locked" when unattended to protect from use by unauthorized persons. The method of "locking" will depend on the particular system and location (e.g., a password protected screensaver). Consult your supervisor for the details that apply to your location.

      -     Log off and power off your workstation when you leave for the day.

      Security of Records

      Documents containing sensitive information should be kept secure and should not be left in the open where they may be viewed by third parties. Hard copies of documents containing sensitive information must be disposed of properly when they are no longer needed. Normally this means they must be shredded or deposited in a designated location for removal and

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destruction. Documents should be retrieved from printers, fax machines and copy machines in a timely manner.

      Violations and Penalties

      Associates who violate Information Security policies are subject to disciplinary action by the Company, up to and including termination. The Company also retains the right to seek civil relief and to refer incidents for criminal prosecution.

4.       RULES FOR USING COMPANY ASSETS AND RECORDS

      In general, no Company funds, assets or purchasing cards may be used for any improper or unlawful purpose, associates may not take Company property or other assets for personal use, and associates may not use Company assets for non-Company purposes or use the personal services of other associates working on Company time. Supervisors may approve occasional exceptions to this rule if the exception is reasonable and is in the Company's best interest.

      The Company prohibits false or misleading information in any Company records. No unrecorded fund or asset of the Company may be established for any purpose. No payment on behalf of the Company may be approved or made with the intention, understanding or agreement that any part of such payment will be used for any purpose other than that described by the documents supporting the payment. Any associate having information or knowledge of any unrecorded fund or asset - or any act involving fraud or the falsification of company records - must immediately report such matter to his or her supervisor, even if the knowledge was acquired or the act occurred before receipt of this policy statement. Violation of this Code section will result in disciplinary action up to and including termination.

5.       COPYRIGHT LAWS

      Copying and distributing materials that are licensed or copyrighted by the Company is prohibited unless specifically authorized by the Company's Chief Operating Officer.

      Printed and Online Publications

      The Company purchases and/or subscribes to a variety of printed and online publications. These publications are protected by copyright laws, which, with some limited exceptions, prohibit the reproduction or copying of the material without the specific authorization of the publisher. Associates who make, acquire or use unauthorized copies of printed or online publications will be subject to disciplinary action up to and including termination. In addition, federal copyright law makes the illegal copying of printed or online publications subject to substantial civil damages.

      Computer Software and Documentation

      The Company purchases and licenses a variety of computer software. In most instances, the Company does not own the copyright to the software or its related documentation and, unless

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specifically authorized by the software developer, does not have the right to reproduce it. Associates who make, acquire or use unauthorized copies of computer software will be subject to disciplinary action up to and including termination. In addition, federal copyright law makes the illegal reproduction of software subject to substantial civil damages and even criminal penalties.

                                FAIR COMPETITION

1.       MARKETING AND RECRUITING

      The Company's competitive appeal must be based on the quality and value of our services and the employment opportunities and benefits we offer, and must never be on unethical or illegal practices. The Company's - and each associate's
- reputation for integrity, quality services and fair employment practices is a priceless asset and the result of the continuous effort of each associate.

The following guidelines govern our marketing practices:

      -     The Company's advertising must always be truthful.

      - No associate may label or market Company products or services in any way that may intentionally cause confusion between the Company's products or services and those of any of its competitors.

      - All associates should be alert to -- and never enter into -- any business arrangement or contract in which the Company or associate pays or receives any compensation, or gives or receives any gift, in return for referral of business that may be subject to payment by a federal or state reimbursement program.

      - Associates must never disparage the products or services of any of the Company's competitors. If a comparison of the Company's services is conducted against those of a competitor, such comparison must be fair and accurate.

      - Associates must use the Company's trademarks, trade names and service marks in accordance with the policies governing their use. This includes the use of trademark or service mark designations where appropriate.

2.       POLITICAL CONTRIBUTIONS OR INFLUENCE

      Federal law, and the laws of most states, prohibit a corporation from giving, directly or indirectly, anything of value to a governmental official with the intent to influence any official act. Since the absence of such intent might be difficult to prove, neither money nor anything of value should be given to federal or state governmental officials. This prohibition is also applicable to all federal and most state elections. While the Company supports each associate's

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personal decision to participate in the election process, it is the Company's policy not to contribute any corporate funds for such matters.

2.       INSIDER TRADING IN SECURITIES

      No associate - including any employee, officer, director, consultant or agent of the Company or any member of such person's household or family - may:

      - Buy or sell Company securities while in possession of material non-public (or inside) information concerning the Company.

      - Communicate such material inside information to another person who may trade or advise others to trade on the basis of such information.

      - Trade in the securities of other companies while in possession of material inside information about the other company obtained in the course of employment with our Company (e.g., information concerning a possible acquisition of another company).

      Such prohibited acts are referred to as "insider trading." Additionally, no associate may at any time trade in market options on Company securities or engage in short sales of Company securities, which is discussed in more detail below. References to "Company securities" in this Insider Trading Policy means all publicly traded equity and debt securities of the Company, including common stock, preferred stock, notes and debentures.

      The restriction on insider trading does not preclude the following transactions (referred to as "exempt transactions"):

      - Acquisition of common stock under the Company's stock incentive plan or other employee benefit plans (but not the sale of such common stock).

      - Acquisition of common stock pursuant to a previously established election to invest contributions in a company-sponsored employee benefit plan (but not the sale of such common stock).

      - Acquisition or disposition of a security pursuant to a previously established trading plan that complies with the requirements of Rule 10b-5-1 of the federal securities laws.

      - Acquisition or disposition of a security as a result of a bona fide gift or a transfer by will or the laws of descent.

      Pre-Clearance of Transactions

      All associates of the Company, including, directors, officers, employees and consultants, must consult the Company's Chief Operating Officer before engaging in any acquisition or

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disposition of Company securities, even during window periods. For transactions pursuant to investment elections in a Company-sponsored employee benefit plan or pursuant to a Rule 10b-5-1 trading plan, the pre-clearance policy applies at the time such election or trading plan is adopted or amended.

      The pre-clearance requirement is intended to serve the following functions:

      -     Prevent inadvertent insider trading violations.

      - Assist directors and officers in complying with their reporting obligations under the federal securities laws.

      -     Verify compliance with any other obligations under applicable laws.

      Guidelines

      In addition to the foregoing provisions on trading, it is the Company's policy that directors, officers and other associates should only buy or sell Company securities during the "window period". The window period typically begins on the third business day following the earlier of the issuance of (a) an earnings release for a completed quarterly or annual period, or (b) a periodic report on Form 10-Q or Form 10-K. The window period ends on the last day of the second calendar month following the end of the immediately preceding fiscal quarter to which such earning information pertained, absent some other materials development pertaining to the Company. No one may trade during window periods or at any other time, however, if he or she possesses material inside information.

      As an example, if the Company makes an announcement of earnings with respect to its first quarter earnings before the stock market opens on Monday, the first trading day in the window period would be Wednesday. If the Company makes an announcement of earnings while the market is open on a Monday or after the market closes on a Monday, the first trading day in the window period would be Thursday. Since the earnings announcement was made with respect to the first fiscal quarter, which ended March 31st, the window period would end on the last day of May.

      Additionally, certain directors, officers and other associates designated in writing from time to time by the Company (collectively, the "blackout group") are subject to additional restrictions during "blackout periods," which are any time other than window periods. Members in the blackout group may buy or sell securities only during the window period and cannot buy or sell securities during blackout periods. The blackout period restrictions do not apply to exempt transactions.

      Classification of Information as Material

      Non-public (or inside) information is considered "material" if a reasonable person would attach importance to it in determining whether to buy, sell or hold the company's securities. Information about the following could be material:

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

            -     Quarterly or annual reports

            -     Joint ventures, mergers, acquisitions or divestitures

            -     Stock splits or changes in dividend policy

            -     Significant changes in senior management

            -     Sale of additional securities

            -     Major litigation

            -     Establishment of a program to buy the Company's own shares

            -     Tender offer for another company's securities

            -     Impending bankruptcy or financial liquidity problems

      Information is considered public (i.e., not inside information) if it has been publicly disseminated such that investors have had the opportunity to evaluate it, or if it is information that has been filed with governmental agencies as a matter of public record. To ensure information has been adequately disseminated to the public, you should refrain from trading in the Company's securities until the 3rd business day after a news release or other public disclosure has been issued.

      Violations

      All associates who have questions must consult the Company's Chief Operating Officer before engaging in a transaction. Officers and supervisors must take reasonable measures to ensure that associates under their supervision who are reasonably likely to have access to material inside information are aware of insider trading laws. Failure to do so can subject such individuals to liability as a supervisory person, as discussed earlier. Any suspected violation of insider trading laws must be promptly reported in writing to the Company's Chief Operating Officer. Anyone who violates insider trading laws is subject to disciplinary action up to and including termination.

      Penalties

      Under federal securities laws an individual who engages in insider trading is subject to:

            - Civil fines by the Securities and Exchange Commission (SEC) of up to three times the profit gained or loss avoided

            -     Injunctive action by the SEC

            -     Private actions for rescission or damages

            - For a criminal violation, fines up to $1.2 million and a prison sentence up to 20 years. For a criminal violation, the Company is subject to fines up to $2.5 million.

      The Company, as well as the applicable director or associate, is subject to liability if the Company or such person knew and recklessly disregarded the fact that a person directly or indirectly under the Company's or such person's control was likely to engage in insider trading and failed to take appropriate steps to prevent such act before it occurred. A controlling person's liability may be as much as the greater of $1 million or three times the profit gained or loss avoided as a result of the inside trade.

3.       PROHIBITION ON SHORT SELLING OF COMPANY SECURITIES

      Generally, no associate may engage in any transaction where one may benefit from a decline in the Company's stock price (i.e., a short sale). While employees who are not officers or directors of the Company are not prohibited by law from engaging in such short sales of Company securities, the Company has adopted a policy that no associate may do so. Specifically, no associate, including directors and officers, may, directly or indirectly, sell any Company security, including derivatives, if the person selling the security or his principal (i) does not own the security sold or (ii) if the security is owned, does not either deliver it against such sale within 20 days or does not deposit it in the mail or other usual channels of transportation for such delivery within 5 days.

4.       ANTITRUST LAWS

      Agreements that unreasonably lessen business competition are the core concern of the antitrust laws and may result in severe penalties, both civil and criminal, to the Company and the individuals who act on the Company's behalf. In general, federal and state antitrust laws prohibit competitors from entering into any agreement or understanding that restricts competition. It is important to note how easily such an agreement can be established. For example, the courts have found illegal agreements to exist where there is no written contract or even an oral contract. An agreement may be inferred where the facts indicate that the parties understood what they would do without any overt communication between them.

      Associates must never have discussions with the representatives of any competitor that might be considered an anti-competitive activity. Examples of these prohibited activities are:

      - Price fixing - Agreement among competitors to raise, lower or stabilize prices.

      - Division of markets - Agreement among competitors to allocate trade territories.

      - Group boycott and refusal to deal - Agreement among competitors to refuse to deal with certain customers or other competitors.

      - Tie-in - The sale of one product or service on the condition that the buyer purchase a separate product or service, if the seller has a substantial share of the market for either product or service.

      - Favoritism - Treating similarly situated customers differently or otherwise showing favoritism in sales or purchasing practices.

      Most violations of antitrust laws arise from contacts with competitors. If prices are discussed with a competitor, that action alone may be considered an unlawful understanding or agreement. No such discussion should ever occur. Penalties for engaging in anti-competitive activities may be severe for the Company and the participating individuals. These penalties may include:

      -     Imprisonment.

      -     Substantial fines.

      -     Monetary damages, including punitive damages in some instances.

      - Attorney fees and court costs to the injured party or the government.

      - Injunctions or consent decrees prohibiting certain activities in the future.

                           LEGAL REVIEW AND OVERSIGHT

1.       CONTRACTS

      All contracts to which the Company is or will be a party must be approved prior to execution of the contract by the Company's Chief Operating Officer. Additionally, the following guidelines apply to all contracts:


      -     No written agreement may be subject to any oral side agreements.

      - All notices received with respect to any contract, real estate matter or dispute must be immediately forwarded to the Chief Operating Officer by fax, with the original sent by certified or overnight mail.

      - All contracts are subject to review for potential conflicts of interest as discussed in the section titled "Conflicts of Interest."

2.       LEGAL ACTION

      The Company's executive officers, including the Chief Executive Officer, President and Chief Operating Officer, are the only individuals who may seek out or retain outside legal counsel for any purpose other than routine collection matters. The Company's Chief Operating Officer must be notified immediately when any notice of a legal action against the Company is received or when there is an unusual occurrence that could result in legal action against the Company. Additionally, if any attorney representing another person, company or the government contacts an associate with respect to the Company, or an associate receives a subpoena, legal complaint, service of process or other similar legal document, the associate must immediately contact the Company's Chief Operating Officer.

3.       LEGAL COMPLIANCE

      The Company will comply with all laws that apply to its business. When any question exists as to the Company's legal rights and obligations, the Chief Operating Officer must be consulted so that he may obtain advice to assure compliance with all applicable laws and regulations.


                                 MEDIA RELATIONS

      Press releases and contact with the news media, securities analysts or investment bankers must be made only through or at the direction of the Company's Chief Executive Officer, Chief Operating Officer or Vice President for Corporate Communications. If a reporter or other member of the news media contacts any associated regarding the Company, the associate should refer such person to the Company's Chief Executive Officer, Chief Operating Officer or Vice President for Corporate Communications. The associate should not answer any questions, comment on, confirm or deny anything related to the Company's business.

                       COMPLIANCE WITH THE CODE OF CONDUCT

1.       COMPLIANCE

      As a condition of continued employment with the Company, associates are expected to comply with the Company's Code of Conduct and Business Ethics as well as any related policies and procedures. Supervisors are responsible for understanding and enforcing this Code as well as Company policies and procedures. Violation of any part of the Code of Conduct and Business Ethics is grounds for disciplinary action up to and including termination.

2.       REPORTING VIOLATIONS

      It is the duty of any associate who discovers a violation of the Code of Conduct and Business Ethics to report the violation. The Company has a specific communication and reporting process for compliance issues called the "Four-Step Compliance Communication Process" which is explained in this Code. A failure to report a violation is itself a violation of this Code and could be grounds for disciplinary action up to and including termination.

3.       NO RETALIATION

      Associates will not be subject to discipline or otherwise retaliated against with respect to employment for reporting in good faith a possible violation of this Code. Any associate who violates this prohibition on retaliation against another associate will be subject to disciplinary action up to and including termination.

                                                    Adopted on November 16, 2005

                         COMPLIANCE AND DISCLOSURE FORM

1.       ACKNOWLEDGEMENT

I have read the entire Code of Conduct and Business Ethics. I have had the opportunity to ask questions regarding the contents of the Code of Conduct and Business Ethics, and I understand how the contents relate to my position with the company. I agree to abide by the principles of the Code of Conduct and Business Ethics, and to keep a copy of the Code for future reference. I am aware of no possible or actual conflicts of interest between the Company and me, as defined in the code section titled "Conflicts of Interest," except as shown on this form.

2.       CONFLICTS OF INTEREST

Are you aware of any interest(s) or position(s) involving or held by you or a close family member that would likely constitute a conflict of interest with the Company?

----              -----
Yes               No

If "yes," please describe the situation(s) below:

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

NOTE: For examples of situations that could give rise to conflicts of interest, and for a definition of "close family member," see the Code section titled "Conflicts of Interest."

3.       CERTIFICATION

I hereby certify that the information supplied on this form is true, correct and complete to the best of my knowledge and belief.

Name:
                  -----------------------------------
Signature:
                  -----------------------------------
Date Signed:
                  -----------------------------------

INSTRUCTIONS: Complete this form promptly and give it to your supervisor. It will be included in your personnel records. You must submit a new form each time a situation arises that would be a potential conflict of interest.

The Company's Chief Operating Officer will review potential conflict of interest situations. The resolution of the situation will be documented and included in your personnel file.

Date Approved (by Chief Operating Officer):
                                            ---------------------------

                     MOLECULAR INSIGHT PHARMACEUTICALS, INC.
                  CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

      The Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller and persons performing similar functions as officers or employees of Molecular Insight Pharmaceuticals, Inc. (the "Company") will:

      - Act honestly and ethically, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

      - Promote accurate, full, fair, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company.

      - Comply with laws, rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies applicable to the company.

      - Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or omitting to state material facts or allowing one's independent judgment to be subordinated.

      - Respect the confidentiality of information acquired in the course of one's work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of one's work will not be used for personal advantage.

      - Achieve responsible use of and control over all assets and resources employed or entrusted by the Company for the benefit of the Company.

      - Promptly report violations of this Code of Ethics to the Disclosure Committee, the compliance hotline, or the Senior Vice President of Compliance.

      Violations of this Code of Ethics may result in disciplinary actions, up to and including possible termination.

      Complaints about accounting, accounting controls and audit matters should be reported directly to the Chairman of the Audit Committee of the Board of Directors of Molecular Insight Pharmaceuticals, Inc. or to the Compliance Hotline at (800) 270-0082.

                                                    Adopted on November 16, 2005

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